Exhibit 10.5

Revised Transaction

Date:	8 November, 2007

To:	National Cinemedia LLC
	Attention:	Documentation Unit

From:	Lehman Brothers Special Financing Inc.
Confirmations Group
Kathy Tsang
	Facsimile:	(+1) 646-885-9551 (United States of America)
	Telephone:	212-526-9080

Ref. Numbers:	Global Deal ID: 2910522

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers Special Financing Inc. (“Party A”) and National Cinemedia LLC (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation supersedes and replaces in its entirety any other confirmation referencing the Transaction to which this Confirmation relates.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of 02 March, 2007, as amended and supplemented from time to time, between Party A and Party B (the “Agreement”). All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

The definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and the terms of this Confirmation, this Confirmation will govern. For the purpose of the Definitions, references herein to a “Transaction” shall be deemed to be references to a “Swap Transaction”.

Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that (a) it is not relying on the other party in connection with its decision to enter into this Transaction, and neither party is acting as an advisor to or fiduciary of the other party in connection with this Transaction regardless of whether the other party provides it with market information or its views; (b) it understands the risks of the Transaction and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (c) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Transaction is appropriate for such party in light of its financial capabilities and objectives. Party A and Party B each represents that upon due execution and delivery of this Confirmation, it will constitute a legally valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors’ rights generally and to equitable principles of general application.

LEHMAN BROTHERS SPECIAL FINANCING INC.

LEHMAN BROTHERS INC.

745 SEVENTH AVENUE, NEW YORK NY 10019

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	02 March, 2007

Effective Date:	13 March, 2007

Termination Date:	13 February, 2015, subject to adjustment in accordance with the Modified Following Business Day Convention.

Notional Amount:	USD 137,500,000.00

Fixed Amounts:

Fixed Amount Payer:	Party B

Fixed Amount Payer Payment Dates:	The 13th March, June, September and December, from and including 13 June, 2007 to and including 13 December, 2014 and the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	4.984% per annum

Fixed Rate Day Count Fraction:	Actual/360

Floating Amounts:

Floating Amount Payer:	Party A

Floating Amount Payer Payment Dates:	The 13th March, June, September and December, from and including 13 June, 2007 to and including 13 December, 2014 and the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	3 months

Spread:	Inapplicable

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Business Days:	New York and London

Miscellaneous:

Calculation Agent:	Party A

Office:	For the purposes of this Transaction, Party A is not a Multibranch Party, and the Office of Party B is its Head Office Branch.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number (+1) 646-885-9551 (United States of America), Attention: Confirmations Group.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers Special Financing Inc.		National Cinemedia LLC

By:	/s/ Anatoly Kozlov	By:	/s/ Gary W. Ferrera
Name:	Anatoly Kozlov	Name:	Gary W. Ferrera
		Title:	CFO/EVP